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                                                                    EXHIBIT 99.1

NMA TO INVESTIGATE TAKEOVER OF RELIANT BY NUON

                                                                      11-09-2003

NMa to Investigate Takeover of Reliant by Nuon
03-40 / 11-09-2003

Following an investigation, the Director-General of the Netherlands Competition Authority (NMa) has concluded that the takeover of Reliant's power stations in the Netherlands by Nuon may give rise to or strengthen a dominant position. This may significantly obstruct competition on the Dutch electricity market, which may have disadvantageous consequences for buyers. For this reason, NMa has informed the parties that a licence is required for the realisation of this concentration. Further investigation will result from this. Nuon has already submitted proposals, and was the first party to do so, to obviate NMa's concerns. In its further investigation, NMa will also examine these proposals in detail. If the proposals appear to be effective, this may shorten the duration of the further investigation.

N.V. Nuon is active, for instance, in the area of the transmission, trade and supply of energy (electricity, gas and heating) and in the area of electricity generation. Reliant Energy Europe B.V. is active in the area of the generation, trade and supply of electricity.

At present, Nuon is mainly active on the electricity market as a supplier. As a result of the takeover, Nuon will become both an important supplier and an important producer of electricity. NMa gave consideration, for instance, to the effects of the concentration on price formation on the wholesale market for electricity. In doing so, NMa not only made a distinction between daily use and use during peak times, but also considered the effects of the proposed concentration on every level of demand/consumption. NMa's analysis of the wholesale market focused on actual price formation and took full account of imports. The fact that NMa regards this market as a national market therefore does not play a role in the final outcome of NMa's assessment.

The most important producers in the Netherlands are Electrabel, Essent and Reliant. NMa tailored its investigation to the specific characteristics of the wholesale market (lack of substitutes, absence of possibilities for storage, inelastic demand, a difference in the degree of flexibility of the production plant). During peak periods, in which most production plant is fully utilised and the production of this plant cannot be increased to meet even higher demand, the number of effective competitors decreases. Under such circumstances, electricity producers can influence the market price through strategic behaviour (such as withholding capacity).

Due to these circumstances, NMa has reason to assume that there is a greater likelihood of ultracompetitive price levels on the wholesale market as a result of the concentration, which may also affect the markets for the supply of electricity. NMa has therefore concluded that a further investigation of the effects of this concentration is necessary.

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Note to the editor:

For further information, you should contact Saskia Bierling or Barbara Roest, press officers of the NMa, tel. +31-70-330 33 20 or +31-70-330 33 62 (or
+31-6-513 87 468 outside office hours). Direct e-mail addresses:
s.d.bierling@nmanet.nl and b.roest@nmanet.nl.

For further information, you should contact Saskia Bierling or Barbara Roest, press officers of the NMa, tel. +31-70-330 33 20 or +31-70-330 33 62 (or
+31-6-513 87 468 outside office hours). Direct e-mail addresses:
s.d.bierling@nmanet.nl and b.roest@nmanet.nl.